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BroadVision Contact:

Peter Chu

Investor Relations

(650) 295-0716 x7177

Ir1@broadvision.com

BroadVision Announces Fourth Quarter 2015 Results

REDWOOD CITY, CA — February 3, 2016 — BroadVision, Inc. (NASDAQ: BVSN), a leading provider of e-business and engagement management solutions, today reported financial results for its fourth quarter ended December 31, 2015. Revenues for the fourth quarter were $2.7 million, compared with revenues of $2.1 million for the third quarter ended September 30, 2015 and $4.3 million for the comparable quarter of 2014.

License revenue for the fourth quarter of 2015 was $1.2 million, compared with $1.0 million for the prior quarter and $2.7 million for the comparable quarter of 2014. The majority of the fourth quarter license and subscription revenue was generated from the Company's BroadVision® Business Agility Suite™, Commerce Agility Suite™, QuickSilver™, and Clearvale® solutions. Revenue during the quarter was generated from sales to both new and existing customers.

In the fourth quarter of 2015, BroadVision posted net loss on a U.S. Generally Accepted Accounting Principles (“GAAP”) basis of $2.7 million, or $0.56 per basic and diluted share, as compared with GAAP net loss of $2.1 million, or $0.42 per basic and diluted share, for the third quarter of 2015 and GAAP net loss of $1.6 million, or $0.32 per basic and diluted share, for the comparable quarter of 2014.

Full-year 2015 revenues totaled $9.4 million, with GAAP net loss of $10.9 million, or $2.24 per basic and diluted share, compared to 2014 revenues of $13.6 million and GAAP net loss of $9.5 million, or $1.98 per basic and diluted share.

As of December 31, 2015 the Company had $29.7 million of cash and cash equivalents and short-term investments, compared to a combined balance of $32.2 million as of September 30, 2015 and $37.1 million as of December 31, 2014.

“In Q4, BroadVision broke new ground by formally releasing Vmoso and Vmoso WeChat Enterprise Edition in China,” said Dr. Pehong Chen, President and CEO of BroadVision.“ We were also selected by CIO Review as one of the 20 most promising collaboration technology solution providers, which we believe reflects our position as a leader in mobile enterprise collaboration, engagement and knowledge management. Our ability to enhance the way companies use mobile to do business will keep us driven, innovative and focused in 2016 and beyond.”

Conference Call Information

BroadVision management will host a conference call today, Wednesday, February 3, 2016, at 2:00PM Pacific Standard Time (PST). The conference call may be accessed by dialing: 1-888-771-4371, with pin code 41578936. Callers outside North America should call +1-847-585-4405 to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A web replay will also be available following the call on the Company’s website.

About BroadVision

Driving innovation since 1993, BroadVision (NASDAQ: BVSN) provides e-business solutions that enable the enterprise and its employees, partners, and customers to stay actively engaged, socially connected, and universally organized to achieve greater business results.    BroadVision® solutions—including Vmoso for virtual, mobile, and social business collaboration, and Clearvale for enterprise social networking—are available globally in the cloud via the Web and mobile applications.  Visit www.BroadVision.com for more details.

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BroadVision, Business Agility Suite, Commerce Agility Suite, QuickSilver, and Clearvale are trademarks or registered trademarks of BroadVision, Inc. in the United States and other countries. All other company names, product names, and marks are the property of their respective owners.

Information Concerning Forward-Looking Statements

Information in this release that involves expectations, beliefs, hopes, plans, intentions or strategies regarding the future, including statements regarding our ability to enhance customers’ businesses, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which forward-looking statements involve risk and uncertainties. All forward-looking statements included in this release are based upon information available to BroadVision as of the date of this release, and BroadVision assumes no obligation to update or correct any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from BroadVision's current expectations. Various factors and risks associated with BroadVision's business are discussed in its most recent annual report on Form 10-K and in BroadVision's quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.

BROADVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,	December 31,
	2015	2014
ASSETS	(unaudited)
Current assets:
Cash, cash equivalents and short-term investments	$29,703	$37,079
Other current assets	2,849	4,405
Total current assets	32,552	41,484
Other non-current assets	230	342
Total assets	$32,782	$41,826
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$5,783	$5,439
Other non-current liabilities	918	774
Total liabilities	6,701	6,213
Total stockholders' equity	26,081	35,613
Total liabilities and stockholders' equity	$32,782	$41,826

BROADVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues:
Software licenses	$1,183	$2,686	$4,414	$6,495
Services	1,494	1,620	5,028	7,090
Total revenues	2,677	4,306	9,442	13,585
Cost of revenues:
Cost of software revenues	31	34	152	149
Cost of services	1,145	1,005	3,341	4,406
Total cost of revenues	1,176	1,039	3,493	4,555
Gross profit	1,501	3,267	5,949	9,030
Operating expenses:
Research and development	1,812	1,871	7,219	7,311
Sales and marketing	1,207	1,130	4,889	5,214
General and administrative	889	1,004	3,501	3,902
Total operating expenses	3,908	4,005	15,609	16,427
Operating loss	(2,407)	(738)	(9,660)	(7,397)
Other expense, net	(331)	(723)	(1,177)	(1,927)
Loss before provision for income taxes	(2,738)	(1,461)	(10,837)	(9,324)
Provision for income taxes	(10)	(95)	(29)	(157)
Net loss	$(2,748)	$(1,556)	$(10,866)	$(9,481)
Earnings per share, basic and diluted:
Basic and diluted loss per share	$(0.56)	$(0.32)	$(2.24)	$(1.98)
Shares used in computing:
Weighted average shares-basic and diluted	4,882	4,822	4,857	4,799